As filed with the Securities and Exchange Commission on October 21, 2008

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Post-Effective Amendment No. 1 to
FORM S-8 REGISTRATION STATEMENT NO. 333-134416
Post-Effective Amendment No. 1 to
FORM S-8 REGISTRATION STATEMENT NO. 333-134417
UNDER
THE SECURITIES ACT OF 1933
DARWIN PROFESSIONAL UNDERWRITERS, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	03-0510450 (IRS Employer Identification No.)

9 Farm Springs Road, Farmington, CT (Address of Principal Executive Offices)	06032 (Zip Code)
DARWIN PROFESSIONAL UNDERWRITERS, INC. 2006 STOCK INCENTIVE PLAN
DARWIN PROFESSIONAL UNDERWRITERS, INC.  STOCK AND UNIT PLAN FOR NON-EMPLOYEE
DIRECTORS
(Full Title of the Plan)
Mark I. Rosen
General Counsel
9 Farm Springs Road
Farmington, CT 06032
(860) 284-1300
(Name, address, and telephone number of agent for service)
with copies to:
Wesley D. Dupont, Esq.
Allied World Assurance Company Holdings, Ltd
27 Richmond Road
Pembroke HM 08, Bermuda
(441) 278-5400
     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):
Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

DEREGISTRATION OF SECURITIES
     These Post-Effective Amendments No. 1 relate to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”) of Darwin Professional Underwriters, Inc., a Delaware corporation (the “Company”):
     File No. 333-134416 pertaining to the registration of 850,000 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), issuable under the Company’s 2006 Stock Incentive Plan, which was filed with the Securities and Exchange Commission (the “Commission”) on May 23, 2006.
     File No. 333-134417 pertaining to the registration of 130,000 shares of Common Stock issuable under the Company’s Stock and Unit Plan for Non-Employee Directors, which was filed with the Commission on May 23, 2006.
     On October 20, 2008, Allied World Merger Company (“Merger Sub”), a Delaware corporation and wholly-owned subsidiary of Allied World Assurance Company Holdings, Ltd (“Allied World”), a Bermuda company, merged with and into the Company (the “Merger”) pursuant to an Agreement and Plan of Merger, dated as of June 27, 2008, by and among Allied World, Merger Sub and the Company (the “Merger Agreement”). Pursuant to the terms of the Merger Agreement, each share of the Company’s common stock outstanding at the effective time of the Merger, except for shares owned by the Company, the Company’s subsidiaries, Allied World, Merger Sub, any wholly-owned subsidiary of Allied World or Merger Sub or any stockholders who properly exercised appraisal rights under Delaware law, was converted into the right to receive $32.00 in cash. As a result of the Merger, the Company became a wholly-owned subsidiary of Allied World.
     In accordance with an undertaking made by the Company in each of the Registration Statements to remove from registration, by means of a post-effective amendment, any securities registered under the Registration Statements that remain unsold at the termination of the offering, the Company hereby removes from registration any and all shares of Common Stock originally reserved for issuance under the Company’s 2006 Stock Incentive Plan and the Stock and Unit Plan for Non-Employee Directors and registered under the Registration Statements on Forms S-8 listed above, filed with the Commission on the dates listed above.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all the requirements for filing an amendment on Form S-8 and has duly caused these Post-Effective Amendments No. 1 to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on October 21, 2008.

DARWIN PROFESSIONAL UNDERWRITERS, INC.
By:	/s/ W. Gordon Knight
	Name:	W. Gordon Knight
	Title:	President

     Pursuant to the requirements of the Securities Act of 1933, these Post-Effective Amendments to the Registration Statements have been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ W. Gordon Knight W. Gordon Knight	President and Director	October 21, 2008

/s/ John L. Sennott, Jr. John L. Sennott, Jr.	Executive Vice President and Chief Financial Officer	October 21, 2008

/s/ Scott A. Carmilani Scott A. Carmilani	Director	October 21, 2008

/s/ Richard Jodoin Richard Jodoin	Director	October 21, 2008

/s/ John McElroy John McElroy	Director	October 21, 2008